EXHIBIT 12.1

ARDEN REALTY, INC.
COMPUTATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS
(AMOUNTS IN THOUSANDS, EXCEPT RATIOS)

	ARDEN REALTY, INC.
	For the Nine
	Months Ended		For the Years Ended December 31,
	September 30,
	2004		2003	2002	2001		2000		1999
Earnings Available to Cover Fixed Charges:
Net income	$39,164		$58,509	$70,175	$97,759		$96,710		$96,626

Add:
Interest Expense	66,014		93,767	88,516	84,195	(1)	78,406	(1)	60,239	(1)
Preferred Distributions	4,309	(2)	4,312	4,312	4,312		4,312		1,354

Total Earnings Available to Cover Fixed Charges	$109,487		$156,588	$163,003	$186,266		$179,428		$158,219

Fixed Charges:
Interest Expense	$66,014		$93,767	$88,516	$84,195	(1)	$78,406	(1)	$60,239	(1)
Interest Capitalized	614		2,496	5,646	9,095		12,646		9,587
Preferred Distributions	4,309	(2)	4,312	4,312	4,312		4,312		1,354

Total Fixed Charges	$70,937		$100,575	$98,474	$97,602		$95,364		$71,180

Ratio of Earnings to Fixed Charges	1.54x		1.56x	1.66x	1.91x		1.88x		2.22x

(1)	Includes approximately $2.5 million, $800,000 and $600,000 of interest capitalized on an office property that was classified as part of discontinued operations for the years ended December 31, 2001, 2000 and 1999.

(2)	Includes approximately $1.1 million of original issuance costs written off in conjunction with the redemption of the Preferred OP Units on September 28, 2004.

ARDEN REALTY LIMITED PARTNERSHIP
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
(AMOUNTS IN THOUSANDS, EXCEPT RATIOS)

	ARDEN REALTY LIMITED PARTNERSHIP
	For the Nine
	Months Ended		For the Years Ended December 31,
	September 30,
	2004		2003	2002	2001		2000		1999
Earnings Available to Cover Fixed Charges:
Net income	$44,396		$65,994	$77,663	$106,257		$105,209		$102,393

Add:
Interest Expense	66,014		93,767	88,516	84,195	(1)	78,406	(1)	60,239	(1)
Preferred Distributions	4,309	(2)	4,312	4,312	4,312		4,312		1,354

Total Earnings Available to Cover Fixed Charges	$114,719		$164,073	$170,491	$194,764		$187,927		$163,986

Fixed Charges:
Interest Expense	$66,014		$93,767	$88,516	$84,195	(1)	$78,406	(1)	$60,239	(1)
Interest Capitalized	614		2,496	5,646	9,095		12,646		9,587
Preferred Distributions	4,309	(2)	4,312	4,312	4,312		4,312		1,354

Total Fixed Charges	$70,937		$100,575	$98,474	$97,602		$95,364		$71,180

Ratio of Earnings to Fixed Charges	1.62x		1.63x	1.73x	2.00x		1.97x		2.30x

(1)	Includes approximately $2.5 million, $800,000 and $600,00 of interest capitalized on an office property that was classified as part of discontinued operations for the years ended December 31, 2001, 2000 and 1999.

(2)	Includes approximately $1.1 million allocated to the preferred partners relating to the original issuance costs of the Preferred OP Units which were redeemed on September 28, 2004.